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Exhibit 99(a)(1)(I)

27001 Agoura Road, Suite 325 Calabasas Hills, California 91301 (818) 871-5000

NOTICE OF INELIGIBILITY

PURSUANT TO THE STOCK OPTION EXCHANGE PROGRAM
AND THE OFFER TO EXCHANGE DATED NOVEMBER 14, 2003

[DATE]

[Name of Optionholder]
[Address]
[City, State Zip]

Dear [Name of Optionholder]:

        This letter serves as notice that you are no longer eligible to participate in THQ Inc.'s Stock Option Exchange Program. As a result, your previous Election Form and election to participate in the Stock Option Exchange Program is void. The options you elected to exchange will not be cancelled, and you will not receive a grant of replacement options. Instead, the options that you elected to exchange in the Stock Option Exchange Program will retain their original terms and conditions.

        If you have any questions, please contact Brenda Butters, 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301,(818) 871-8700 (telephone), (818) 871-7512 (telecopier) or bbutters@thq.com (email).

Sincerely,
THQ Inc.

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NOTICE OF INELIGIBILITY PURSUANT TO THE STOCK OPTION EXCHANGE PROGRAM AND THE OFFER TO EXCHANGE DATED NOVEMBER 14, 2003